Filed pursuant to Rule 433

Registration Nos.: 333-179309, 333-179309-01, 333-179309-02 and 333-179309-03

Free Writing Prospectus, dated November 12, 2014

American Express Credit Account Master Trust

Issuing Entity

SERIES 2014-4

$[—] Class A [—]% Asset Backed Certificates

$[—] Class B [—]% Asset Backed Certificates

American Express Receivables Financing Corporation II

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

Depositors and Transferors

American Express Travel Related Services Company, Inc.

Servicer

American Express Centurion Bank

American Express Bank, FSB

Sponsors

The depositors and transferors have prepared a preliminary prospectus supplement dated November 12, 2014 and prospectus dated November 12, 2014 which describe the certificates to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the certificates.

Ratings

The depositors and transferors expect that the certificates issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Standard & Poor’s Rating Services
Class A certificates	AAA sf	AAA sf
Class B certificates	A+ sf	AA+ sf

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above, except that the minimum required rating of the Class B certificates by each of Fitch Ratings, Inc. and Standard & Poor’s Rating Services of the Class B certificates is A sf.

Underwriters of the Class A certificates

Barclays	Citigroup	RBC Capital Markets

Lloyds Securities
Mischler Financial Group, Inc.
MUFG
TD Securities
The Williams Capital Group, L.P.

Underwriters of the Class B certificates*

Barclays	Citigroup	RBC Capital Markets

The depositors and transferors have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-179309) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and the transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-375-6829 or by emailing syndicateops@rbccm.com.

*	All or a portion of the Class B certificates may be purchased directly by an affiliate of the transferors. There will be no underwriting arrangement for any Class B certificates purchased directly by that affiliate.